Filed Pursuant to Rule 433
Registration No. 333-135244
March 19, 2008
FINAL TERM SHEET
$500,000,000 5.15% due March 15, 2013
$500,000,000 6.00% due March 15, 2018
$500,000,000 7.00% due March 15, 2038

Issuer:	Weatherford International Ltd. (Bloomberg Ticker: “WFT”)

Guarantor:	Weatherford International, Inc.

Ratings:	Baa1 (stable) Moody’s / BBB+ (stable) S&P

Securities:	$500,000,000 5.15% Senior Notes due March 15, 2013
$500,000,000 6.00% Senior Notes due March 15, 2018
$500,000,000 7.00% Senior Notes due March 15, 2038

Format:	SEC registered (global) (No. 333-135244)

CUSIP / ISIN No.	2013 Notes: 947075 AC1 / US947075AC16
2018 Notes: 947075 AD9 / US947075AD98
2038 Notes: 947075 AE7 / US947075AE71

Trade Date:	March 19, 2008

Expected Settlement:	March 25, 2008

Maturity:	2013 Notes: March 15, 2013
2018 Notes: March 15, 2018
2038 Notes: March 15, 2038

Price To Public:	2013 Notes: 99.794% of principal amount
2018 Notes: 99.462% of principal amount
2038 Notes: 99.655% of principal amount

Coupon:	2013 Notes: 5.15% per year (payable semi-annually)
2018 Notes: 6.00% per year (payable semi-annually)
2038 Notes: 7.00% per year (payable semi-annually)
from March 25, 2008 to but excluding March 15, 2013, March 15, 2018, and March 15, 2038 for the 2013 Notes, 2018 Notes and 2038 Notes, respectively

Interest Payment Dates:	March 15 and September 15, beginning September 15, 2008

Benchmark Treasury:	2013 Notes: 2.75% due February 28, 2013
2018 Notes: 3.50% due February 15, 2018
2038 Notes: 5.00% due May 15, 2037

Benchmark Treasury Spot:	2013 Notes: 2.368%
2018 Notes: 3.373%
2038 Notes: 4.198%

Spread:	2013 Notes: +283 basis points over Benchmark Treasury
2018 Notes: +270 basis points over Benchmark Treasury
2038 Notes: +283 basis points over Benchmark Treasury

Yield:	2013 Notes: 5.198%
2018 Notes: 6.073%
2038 Notes: 7.028%

Make Whole Call At Any Time:	The greater of 100% of principal amount or discounted present value at Adjusted Treasury Rate +45 bps (0.45%) for the 2013 Notes,
+40 bps (0.40%) for the 2018 Notes, and +45 bps (0.45%) for the
2038 Notes

Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Joint Bookrunners:	Goldman, Sachs & Co.
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	ABN AMRO Incorporated
J.P. Morgan Securities Inc.
Simmons & Company International
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408.